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                                                                    EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of Peerless Systems Corporation on Form S-4, of our reports dated March 5, 1999, except for the subsequent event described in Note 14 as to which the date is April 6, 1999, on our audits of the financial statements and financial statement schedule of Peerless Systems Corporation as of January 31, 1999 and 1998 and for the each of the three years in the period ended January 31, 1999, which report is incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1999. We also consent to the reference to our firm under the caption "Experts."

PRICEWATERHOUSECOOPERS LLP


Woodland Hills, California
April 23, 1999